Filed pursuant to Rule 424(b)(3)
Registration No. 333-278449
PROSPECTUS
60,159,214 Common Shares
8,000,000 Warrants to Purchase Common Shares
48,409,641 Common Shares Underlying Exchangeable Shares
6,589,154 Common Shares Underlying D-Wave Options
2,889,282 Common Shares Underlying D-Wave Warrants
26,174,387 Common Shares Underlying Warrants
This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of:
•up to 5,816,528 shares of common stock, par value $0.0001 per share (“Common Shares”) of D-Wave Quantum Inc. (“us”, “we”, “our”, “D-Wave,” “D-Wave Quantum” or the “Company”), purchased in a private placement (the “PIPE Financing” and the Common Shares acquired in the PIPE Financing, the “PIPE Shares”) in connection with the Transaction (as defined below). The PIPE Shares were acquired by the Selling Securityholders at purchase price equivalent to approximately $6.88 per PIPE Share.
•up to 3,015,575 Common Shares issued to the Initial Stockholders (as defined below) and/or their respective affiliates and designees in exchange for the Founder Shares (as defined below) on a one for one basis, which are subject to the Lock-Up Agreement (as defined below). The Founder Shares were acquired by the Initial Stockholders at a purchase price equivalent to approximately $0.008 per share prior to the initial public offering of DPCM Capital, Inc., as a special purpose acquisition company (the “SPAC”).
•up to 51,327,111 Common Shares issued to D-Wave Equityholders (as defined below) and which were subject to the Lock-Up Agreement (the “D-Wave Equityholder Common Shares”). The D-Wave Equityholder Common Shares were acquired by the Selling Securityholders based on a value of $10.00 per Common Share, however, these shares were issued in exchange for securities of D-Wave Systems (as defined below) that were acquired by employees, investors and others through private placements, equity award grants and other sales at prices that equate to purchase prices of less than $10.00 per share, and, in some cases, including equity securities acquired at purchase prices as low as approximately $0.02 per share;
•up to 48,409,641 Common Shares that we may issue, from time to time, upon exchange, retraction or redemption of exchangeable shares (the “Exchangeable Shares”) of D-Wave Quantum Technologies Inc., an indirect Canadian subsidiary of ours that is referred to in this prospectus as “ExchangeCo,” issued to D-Wave Equityholders and which were subject to the Lock-Up Agreement. The Exchangeable Shares were acquired by the Selling Securityholders based on a value of $10.00 per Exchangeable Share, however, these shares were issued in exchange for securities of D-Wave Systems that were acquired by employees, investors and others through private placements, equity award grants and other sales at prices that equate to purchase prices of less than $10.00 per share, and, in some cases, including equity securities acquired at purchase prices as low as approximately $0.02 per share;
•up to 8,000,000 Warrants (as defined below) issued in exchange for Private Warrants (as defined below) that were held by CDPM Sponsor Group, LLC (“Sponsor”) at the time of the Transaction and which were subject to the Lock-Up Agreement. The Private Warrants were acquired by Sponsor at a purchase price of $1.00 per Private Warrant. Each Warrant is exercisable for 1.4541326 Common Shares at an exercise price of $11.50. The Private Warrants have been distributed by the Sponsor to its members and are now held by its members directly.
•up to 6,589,154 Common Shares issuable upon the exercise of D-Wave Options (as defined below) beneficially owned by certain current and former directors and officers of D-Wave Quantum and its subsidiaries. The D-Wave Options have post-conversion exercise prices of $0.91 and $0.92, as per the terms of the Transaction.
•up to 2,889,282 Common Shares issuable upon the exercise of D-Wave Warrants (as defined below). The D-Wave Warrants were purchased at a purchase price of approximately $2.16 per D-Wave Warrant and each D-Wave Warrant is exercisable for one Common Share at an exercise price of $1.92.
In addition, this prospectus relates to (a) the offer and sale from time to time by the Selling Securityholders of up to 11,633,061 Common Shares issuable upon exercise of the Warrants issued in exchange for Private Warrants (b) the issuance by us of up to 48,409,641 Common Shares that are issuable by us upon exchange, retraction or redemption of the Exchangeable Shares and (c) the issuance by us of up to 26,174,387 Common Shares that are issuable by us upon the exercise of Warrants. The Warrants each entitle the holder thereof to purchase 1.4541326 Common Shares at an exercise price of $11.50, or $7.91 per Common Share.
The Selling Securityholders may offer, sell or distribute all or a portion of the securities registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the Common Shares or Warrants, except with respect to amounts we may receive upon the exercise of the Warrants. Whether warrantholders will exercise their Warrants, and therefore the amount of cash proceeds we would receive upon exercise, is dependent upon the trading price of the Common Shares, the last reported sales price for which was $1.58 per share on April 15, 2024. Each Warrant is exercisable for 1.4541326 Common Shares at an exercise price of $11.50, or $7.91 per Common Share. Therefore, if and when the trading price of the Common Shares is less than approximately $7.91, the effective exercise price of the Warrants per one Common Share, we expect that warrantholders would not exercise their Warrants. We could receive up to an aggregate of approximately $206 million if all of the Warrants are exercised for cash, but we would only receive such proceeds if and when the warrantholders exercise the Warrants. The Warrants may not be or remain in the money during the period they are exercisable and prior to their expiration, and the Warrants may not be exercised prior to their maturity on August 5, 2027, even if they are in the money, and as such, the Warrants may expire worthless and we may receive minimal proceeds, if any, from the exercise of Warrants. To the extent that any of the Warrants are exercised on a “cashless basis,” we will not receive any proceeds upon such exercise. As a result, we do not expect to rely on the cash exercise of Warrants to fund our operations. Instead, we intend to rely on other sources of cash discussed elsewhere in this prospectus to continue to fund our operations.
We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of Common Shares or Warrants. See “Plan of Distribution.”
Due to the significant number of shares of DPCM Class A Common Shares (as defined below) that were redeemed in connection with the Transaction, the number of Common Shares that the Selling Securityholders can sell into the public markets pursuant to this prospectus may exceed our public float. As a result, the resale of Common Shares pursuant to this prospectus could have a significant negative impact on the trading price of the Common Shares. This impact may be heightened by the fact that, as described above, certain of the Selling Securityholders purchased, or are able to purchase, Common Shares at prices that are well below the current trading price of the Common Shares. The 144,221,678 Common Shares (including Common Shares underlying Warrants and Common Shares underlying Exchangeable Shares) that may be resold pursuant to this prospectus represent approximately 89% of the Common Shares outstanding as of March 25, 2024 (approximately 63% on a fully diluted basis). In addition, we have filed a separate registration statement (the “Lincoln Park Registration Statement”), registering the resale by Lincoln Park (as defined below) of up to 35,000,000 Common Shares pursuant to the Purchase Agreement (as defined below). On a combined basis with the 144,221,678 Common Shares being registered on this registration statement, we are registering 179,221,678 Common Shares that may be resold pursuant to the registration statements from time to time representing approximately 111% of the Common Shares (including Common Shares underlying Exchangeable Shares) outstanding as of March 25, 2024 (approximately 78% on a fully-diluted basis). Any sales of such Common Shares by Lincoln Park could similarly have a significant negative impact on the trading price of Common Shares.
We are not selling any securities under this prospectus and we will not receive any proceeds from the sale by the selling securityholders of their shares of Common Shares but will receive proceeds from the exercise of the Warrants if the Warrants are exercised, which proceeds would be used for general corporate purposes, which may include acquisitions and other business opportunities and the repayment of indebtedness.
We are an “emerging growth company” under applicable Securities and Exchange Commission (the “SEC”) rules and, as such, have elected to comply with certain reduced public company disclosure requirements for this prospectus and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company and Smaller Reporting Company.”
Our Common Shares and Warrants are listed on the New York Stock Exchange (the “NYSE”) under the symbols “QBTS” and “QBTS.WT”, respectively. On April 15, 2024, the last reported sales prices of the Common Shares and the Warrants on the NYSE were $1.58 and $0.17 respectively. Even though the current trading price is below the SPAC’s initial public offering price, certain private investors have an incentive to sell because they will still profit on sales due to the lower price that such investors purchased shares.
Investing in our securities involves risks. See “Risk Factors,” beginning on page 4 and in any other documents incorporated by reference herein or therein, for factors you should consider before buying any of our securities.
You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless of the time of delivery of this prospectus or the sale of any Common Shares. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is April 12 , 2024

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). Under the shelf process, the selling securityholder may, from time to time, sell the offered securities described in this prospectus in one or more offerings. Additionally, under the shelf process, in certain circumstances, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by one or more of the Selling Securityholders. We may also provide a prospectus supplement to add information to, or update or change information contained in, this prospectus. Based on 95,956,130 Common Shares held by non-affiliates and the reported sale price of our Common Shares of $2.06 on the NYSE on March 14, 2024, our market value held by non-affiliates was approximately $198 million.
This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to the registration statement for a complete description.
You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplements filed with the SEC. We have not authorized anyone to provide you with different or additional information and, if you are given any information or representation about these matters that is not contained or incorporated by reference in this prospectus or a prospectus supplement, you must not rely on that information. The Selling Securityholders are offering to sell and seeking offers to buy our Common Shares only in jurisdictions in which offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of Common Shares.
Unless the context otherwise requires, all references in this prospectus to “D-Wave” “D-Wave Quantum” the “Company,” “we,” “us,” and “our” refer to D-Wave Quantum Inc. and our consolidated subsidiaries. Unless otherwise stated or indicated by context, the phrase “this prospectus” refers to the prospectus and any applicable prospectus supplement.
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PROSPECTUS SUMMARY
This summary does not contain all of the information that is important to you. You should read the entire prospectus carefully, including the “Risk Factors” section and the consolidated financial statements and related notes included in this prospectus or incorporated by reference into this prospectus, before making an investment decision.
Overview
At D-Wave, our mission is to harness the power of quantum computing to benefit business and society today. As a 25-year pioneer in the quantum industry and the world’s first company to deliver commercial-grade quantum solutions, we are uniquely defining and ushering in the era of enterprise quantum computing. This is a pivotal moment for the industry. We are singlehandedly leading the transition from an academic endeavor exploring quantum’s potential to enterprise-scale adoption and deployment, solving some of the world’s toughest problems. Based on our strategic decision to bring to market a different type of quantum technology – annealing quantum computing, we hold a first-mover advantage that no other company in the world can claim.
Our market leadership position is evident – we were the first to launch commercial quantum systems, the first to achieve a demonstration of quantum supremacy on real-world problems, and the first to have quantum applications running in production for commercial customers. No other quantum computing company comes close at this time.
Built from our decades of quantum innovation, we offer a full stack of quantum systems, software and services capable of solving highly complex problems today. Our relentless commitment to innovation and invention means that we’re laser focused on continuously building quantum solutions that push the boundaries of what’s possible. A key corporate strategy is to advance the science of quantum, and in support of that effort, we recently achieved a world-first quantum supremacy result – solving a real-world problem that classical computation cannot. This result was achieved using our latest qubit architecture, which is showing increased coherence and thus more computational power. We will continue our groundbreaking research and innovation on qubit architecture design and fabrication and apply those learnings to new products and applications.
From a product perspective, we continue to develop systems that outperform previous generations, driving toward even higher qubit count, greater qubit coherence, and increased energy scale. Our sixth-generation annealing quantum computing system, Advantage2TM, is shaping up to be our most performant system to date, with an expected 7,000+ qubits and 20-way connectivity to enable us to solve even larger and more complex problems and drive faster time-to-solution. Our efforts to build a gate model system are continuing to progress, with the development of high coherence fluxonium qubits that show quantum properties comparable to the best seen to date in peer-reviewed scientific literature. In addition, we have demonstrated 20x faster programming and readout than ever before seen on a gate model system. We’re also extending the capabilities of hybrid and classical solvers to achieve best-in-class performance, expected to be unmatched by the industry. Our continuous software enhancements translate to production-grade reliability, access and security to support customers’ production deployments.
Our solutions drive tangible business outcomes such as lower costs, increased operational efficiency and increased revenue opportunities, and our technical roadmap is focused on delivering product advancements that directly impact customer return on investment (“ROI”), now and in the future. Our cloud-based approach offers customers real-time access to our technology, helping them not only find answers to their computationally challenging problems, but also better navigate unexpected disruptions that arise in business daily. Our recently announced initiative to develop and bring to market applications that combine the power of generative AI and quantum computing technologies will further extend our customer value, as we launch the commercial era of quantum machine learning.
Our efforts across every facet of the business – from scientific research to processor development and hybrid solver advancements to production deployment support – remain squarely focused on helping our customers succeed and derive ROI from quantum computing.

Corporate Information
D-Wave's corporate headquarters are located in Palo Alto, California. Our telephone number is (604) 630-1428 and our Internet website address is www.dwavequantum.com. The information on our website is not a part of, or incorporated in, this prospectus.
Implications of Being an Emerging Growth Company and Smaller Reporting Company
In April 2012, the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Therefore, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected to avail ourselves of this extended transition period and, as a result, we will not adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies. In addition, as an emerging growth company, we may take advantage of certain reduced disclosure and other requirements that are otherwise applicable generally to public companies. D-Wave will take advantage of these exemptions until such earlier time that it is no longer an emerging growth company. D-Wave will cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year following the fifth anniversary of the date of our first public offering of securities; (ii) the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1.235 billion; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.
We are also a “smaller reporting company” as defined in Rule 12b-2 under the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our Common Shares held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our Common Shares held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

THE OFFERING

Securities offered by the Selling Securityholders:
We are registering the resale by the Selling Securityholders named in this prospectus, or their permitted transferees, of an aggregate of 144,221,678 Common Shares and 8,000,000 Warrants to purchase 8,000,000 Common Shares. In addition, we are registering the issuance by us of (a) up to 48,409,641 Common Shares that are issuable by us upon exchange, retraction or redemption of the Exchangeable Shares and (b) up to 26,174,387 Common Shares that are issuable by us upon the exercise of Warrants.

Terms of the Offering	The Selling Securityholders will determine when and how they will dispose of the Common Shares and Warrants registered under this prospectus for resale.

Shares outstanding prior to the offering
As of March 25, 2024 we had 161,682,124 Common Shares issued and outstanding, which number includes 44,889,286 Exchangeable Shares. The number of Common Shares outstanding prior to this offering excludes up to (i) 26,053,126 Common Shares issuable upon the exercise of Warrants with an exercise price of $7.91 per share, (ii) 12,065,725 Common Shares which are issuable upon exercise of D-Wave Options (iii) 1,155,713 Common Shares issuable upon exercise of D-Wave Warrants and (iv) 7,197,992 shares issuable upon vesting of restricted stock units.

Shares outstanding immediately after the offering	161,682,124 Common Shares issued and outstanding, which number includes 44,889,286 Exchangeable Shares.

Risk Factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

The resale of Common Shares pursuant to this prospectus could have a significant negative impact on the trading price of our Common Shares. This impact may be heightened by the fact that certain of the Selling Securityholders purchased, or are able to purchase, Common Shares at prices that are well below the current trading price of the Common Shares.

Use of Proceeds
We will not receive any proceeds from the sale of the shares of Common Shares by the Selling Securityholders but will receive proceeds from the exercise of the Warrants and the D-Wave Options if the Warrants or the D-Wave Options are exercised for cash, which proceeds will be used for working capital and other general corporate purposes. See “Use of Proceeds.”

Stock Symbols	NYSE: QBTS; QBTS.WT
The number of Common Shares to be outstanding after this offering is based on 161,682,124 Common Shares outstanding as of March 25, 2024, (including 44,889,286 Exchangeable Shares) and assuming the exercise of the Warrants and excluding the following:
•7,197,992 Common Shares issuable upon vesting of outstanding restricted stock units;
•12,065,725 Common Shares issuable upon vesting of outstanding stock options;
•27,208,839 Common Shares issuable upon the exercise of outstanding warrants;
•9,345,408 Common Shares reserved for future issuance under our employee stock purchase plan; and
•12,257,165 Common Shares reserved for future issuance under our equity incentive plans.

RISK FACTORS
Investing in our securities involves significant risks. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors described under “Risk Factors” in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent quarterly reports on Form 10-Q, current reports on Form 8-K that we have filed or will file with the SEC, and in other documents which are incorporated by reference into this prospectus.
If any of these risks were to occur, our business, affairs, prospects, assets, financial condition, results of operations and cash flow could be materially and adversely affected. If this occurs, the market or trading price of our securities could decline, and you could lose all or part of your investment. In addition, please read “Cautionary Note Regarding Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference into this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this prospectus may constitute “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Our forward-looking statements include, but are not limited to, statements regarding D-Wave’s and D-Wave’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. In some cases, you can identify forward-looking statements by the following words: “believe,” “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “trend,” “believe,” “estimate,” “predict,” “project,” “potential,” “seem,” “seek,” “future,” “outlook,” “forecast,” “projection,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties, and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements. We caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, which are subject to a number of risks. Factors that might cause or contribute to a material difference include those discussed below and the risks discussed in the Company’s other filings with the SEC. You should not place undue reliance on these forward-looking statements in making an investment decision with respect to the securities offered under this prospectus. These forward-looking statements are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability regarding future performance, events or circumstances. Many of the factors affecting actual performance, events and circumstances are beyond the control of D-Wave. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. All forward-looking statements set forth in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequence to or effects on the Company or its business or operations. The following discussion should be read in conjunction with the Company’s audited Consolidated Financial Statements and related notes thereto included elsewhere in this prospectus. These forward looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties and are not predictions of actual performance. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

USE OF PROCEEDS
We will not receive any proceeds from the sale of the shares of Common Shares by the Selling Securityholders but will receive proceeds from the exercise of the Warrants and the D-Wave Options if the Warrants or the D-Wave Options are exercised for cash, which proceeds will be used for general corporate purposes. General corporate purposes may include any of the following:
•providing working capital;
•funding capital expenditures;
•repaying debt; and
•paying for possible acquisitions or the expansion of our business.
When a particular series of securities is offered, the prospectus supplement relating to that offer will set forth our intended use for the proceeds we receive from the sale of those securities. Pending the application of the net proceeds, we may invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.
From time to time, we engage in preliminary discussions and negotiations with various businesses in order to explore the possibility of an acquisition or investment. However, as of the date of this prospectus, we have not entered into any agreements or arrangements which would make an acquisition or investment probable under Rule 3-05(a) of Regulation S-X. In addition, as of the date of this prospectus, we have not entered into any agreements or arrangements for capital expenditures that would be paid for from the proceeds of this offering.

SELLING SECURITYHOLDERS
This prospectus relates to the resale from time to time of up to an aggregate of 144,221,678 Common Shares (including Common Shares underlying Exchangeable Shares and Common Shares that may be issued upon exercise of Warrants, D-Wave Options and D-Wave Warrants) and an aggregate of 8,000,000 Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of the Common Shares and Warrants registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and their permitted pledgees, donees, transferees, or other successors in interest who later come to hold any of the shares of the Common Shares and Warrants covered by this prospectus.
The following table is prepared based on information provided to us by the Selling Securityholders and sets forth, as of the date of this prospectus, the names of the Selling Securityholders, the aggregate number of Common Shares and Warrants held by the Selling Securityholders immediately prior to the sale of any Common Shares and Warrants under this prospectus, the number of Common Shares and Warrants that may be sold by each Selling Securityholder under this prospectus and the number of Common Shares and Warrants that each Selling Securityholder will beneficially own after this offering. The table below assumes that all D-Wave Options and D-Wave Warrants beneficially owned by such Selling Securityholders were exercised as of March 25, 2024, without regard to any limitations on exercises.
The beneficial ownership of D-Wave is based on 161,682,124 Common Shares issued and outstanding as of March 25, 2024 (which number includes 44,889,286 Exchangeable Shares, which are exchangeable at any time for Common Shares on a 1:1 basis). The information in the following table has been carried over from the Registration Statement on Form S-1, File No. 333-267124 (the “Prior Registration Statement”) and the Selling Securityholders may have sold, transferred or otherwise disposed of all or a portion of their securities after the date of the Prior Registration Statement. For purposes of the table below, we have assumed that (i) after termination of this offering none of the Common Shares and Warrants covered by this prospectus will be beneficially owned by the Selling Securityholders, (ii) the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering and (iii) the Selling Securityholders have not sold, transferred or otherwise disposed of, our securities in transactions exempt from the registration requirements of the Securities Act.
We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of the Common Shares or Warrants covered by this prospectus. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Common Shares or Warrants covered by this prospectus in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. See the section entitled “Plan of Distribution.”
The Selling Securityholders will determine the timing, pricing and rate at which they sell such securities into the public market. Certain of the Selling Securityholders have an incentive to sell their securities because they have purchased or may acquire Common Shares and/or Warrants at prices below, in some cases significantly below, the recent trading prices of our securities. Sales by such investors may cause the trading prices of our securities to experience a decline.
As described below, certain Selling Securityholders that are the registered holders of Common Shares are affiliates of Goldman Sachs & Co. LLC, a registered broker dealer that is in the business of underwriting securities. Such Selling Securityholders purchased securities of D-Wave Systems Inc. (in exchange for which they subsequently received Common Shares pursuant to the Transaction) or Common Shares, as applicable, in the ordinary course of business, and at the time of purchase of such securities, such Selling Securityholders had no agreements or understandings, directly or indirectly, with any person to distribute the Common Shares.
Except as described in the footnotes below and subject to applicable community property laws and similar laws, the Company believes that each person or entity listed below has sole voting and investment power with respect to such Common Shares and Warrants. Unless otherwise noted, the address of each beneficial owner is c/o is D-Wave Quantum Inc., 2650 East Bayshore Road, Palo Alto, California, 94303. The Selling Securityholders named below and their permitted pledgees, donees, transferees or other successors may from time to time offer the securities covered by this prospectus:

	Common Shares Beneficially Owned Prior to the Offering			Common Shares Beneficially Owned After the Offering
Name and Address of Selling Securityholder	Number	%	Number of Common Shares Being Offered	Number	%
Public Sector Pension Investment Board**(1)	59,431,311	36.8%	59,431,311	—	—
Emil Michael(2)	14,437,489	8.9%	14,437,489	—	—
BDC Capital Inc. (3)	9,424,713	5.8%	9,424,713	—	—
Goldman Sachs & Co. LLC(4)	7,939,146	4.9%	7,939,146	—	—
Celestial Successor Fund, L.P. (5)	5,326,025	3.3%	5,326,025	—	—
Social Value Creation Fund LLC (6)	5,229,167	3.2%	5,229,167	—	—
VPL Investments Inc.** (7)	3,305,835	2.0%	3,305,835	—	—
Alan Baratz + ±	2,920,207	1.8%	2,920,207	—	—
Amazon.com NV Investment Holdings LLC†(8)	2,889,282	1.8%	2,889,282	—	—
Draper Associates(9)	1,830,319	1.1%	1,830,319	—	—
John Markovich + ±	1,501,386	*	1,501,386	—	—
Fidelity Investments (10)	1,171,759	*	1,171,759	—	—
BC Tech Fund Limited Partnership** (11)	1,061,879	*	1,061,879	—	—
Astrolink International LLC (12)	915,750	*	915,750	—	—
180 Degree Private Holdings, LLC (13)	911,938	*	911,938	—	—
British Columbia Investment Management Company (14)	862,803	*	862,803	—	—
Harvest Limited (15)	610,550	*	610,550	—	—
Kensington **(16)	569,447	*	569,447	—	—
Tanya J. Rothe + ** ±	555,430	*	555,430	—	—
Pender Private Investments Inc. **(17)	548,427	*	548,427	—	—
Jennifer Houston + ±	518,857	*	518,857	—	—
In-Q-Tel, Inc. (18)	485,305	*	485,305	—	—
J. Haig Deb. Farris ± **	440,445	*	440,445	—	—
Yorkville Advisors (19)	363,533	*	363,533	—	—
Creekstone Investments, LLC(20)	355,435	*	355,435	—	—
Explore Investments LLC (21)	355,435	*	355,435	—	—
Steven M. West + ± (22)	336,633	*	336,633	—	—
British Columbia Discovery Fund (VCC) Inc.(23)	286,039	*	286,039	—	—
V. Paul Lee ±	276,670	*	276,670	—	—
Victoria Brydon + ±	265,595	*	265,595	—	—
A Faire Aujourd’hui Inc. (24)	256,377	*	256,377	—	—
Chillchur Management Ltd. ** (25)	244,285	*	244,285	—	—
Warren Wall**	215,379	*	215,379	—	—
Jayvee & Co. ITF Pender Growth Fund (VCC) Inc.**(26)	199,411	*	199,411	—	—

Coopers Park Corporation(27)	185,645	*	185,645	—	—
Mohammad Hadi Amin **	19,252	*	19,252	—	—
Harry Culham	162,341	*	162,341	—	—
OpenCapital Investments Ltd.** (28)	162,341	*	162,341	—	—
Northern Pacific Securities Company Ltd.(29)	135,825	*	135,825	—	—
Britannia Capital Ltd.** (30)	127,098	*	127,098	—	—
Growth Works Capital Ltd.**	115,941	*	115,941	—	—
Robert Wiens	108,808	*	108,808	—	—
Jason Cottle	88,965	*	88,965	—	—
Patrick Boot	87,194	*	87,194	—	—
Donald J. Listwin (31)	82,928	*	82,928	—	—
Jane Chapman Blake	81,995	*	81,995	—	—
Margot Michele Farris (32)	81,912	*	81,912	—	—
Carol Patricia Wiens	72,436	*	72,436	—	—
Michael J. Brown**(33)	70,866	*	70,866	—	—
T. Chen Fong	68,503	*	68,503	—	—
Montrose Development Ltd. **(34)	67,654	*	67,654	—	—
Boardwalk Ventures Inc.**(35)	65,342	*	65,342	—	—
Venture Lending & Leasing(36)	56,439	*	56,439	—	—
Peter Lee	50,442	*	50,442	—	—
William H. Levine	49,132	*	49,132	—	—
Alexandre M. Zagoskin	47,934	*	47,934	—	—
Stewart Blusson	45,623	*	45,623	—	—
Peter Diamandis (37)	45,000	*	45,000	—	—
GAP Technology Holding B.V.(38)	43,211	*	43,211	—	—
James Yeates	41,061	*	41,061	—	—
Minor Capital (VCC) Ltd.(39)	41,061	*	41,061	—	—
Denmark West(40)	37,500	*	37,500	—	—
Desiree Gruber(41)	37,500	*	37,500	—	—
Anthony Rosenfeld	37,276	*	37,276	—	—
David Mindell	36,424	*	36,424	—	—
Sofreh Capital LP (42)	36,353	*	36,353	—	—
Higher Ground Fund Advisors Limited(43)	35,586	*	35,586	—	—
Mark Sochan	35,187	*	35,187	—	—
Ilya Perminov**	34,511	*	34,511	—	—
Anatoli Smirnov	7,692	*	7,692	—	—
TSFV Holdings II, LLC (44)	30,000	*	30,000	—	—
Wendi Murdoch (45)	30,000	*	30,000	—	—
Twyla Wall**	29,773	*	29,773	—	—
DB Rix Holdings Ltd. (46)	29,278	*	29,278	—	—
Barry Lando	27,954	*	27,954	—	—
Janice Blocka**	27,374	*	27,374	—	—
Mark Scivier	26,549	*	26,549	—	—
Sarah Levine	26,526	*	26,526	—	—

Archimedes Capital LLC (47)	25,861	*	25,861	—	—
Ian McKay	25,157	*	25,157	—	—
David Hugh Christopher**	23,432	*	23,432	—	—
Catherine A. Christopher**	23,323	*	23,323	—	—
Shelley Galbraith (48)	22,864	*	22,864	—	—
Betsy Atkins (49)	22,500	*	22,500	—	—
H4 Strategies, LLC (50)	22,500	*	22,500	—	—
Marpet Capital, LLC (51)	22,500	*	22,500	—	—
Susan Borden**	20,559	*	20,559	—	—
Holland Park Global Investment Fund(52)	19,801	*	19,801	—	—
Sergey Uchaykin	19,475	*	19,475	—	—
Inwest Investments Ltd. (53)	19,064	*	19,064	—	—
Permez Ltd. (54)	18,744	*	18,744	—	—
Richard Wood	17,793	*	17,793	—	—
Brendan Robertson	14,866	*	14,866	—	—
John Tognetti**	14,193	*	14,193	—	—
Eva Maria Christopher**	13,981	*	13,981	—	—
Sergio Nemirovsky	13,785	*	13,785	—	—
Peter D. Barnes**	13,687	*	13,687	—	—
408198 B.C. Ltd. (55)	13,344	*	13,344	—	—
Raymond James Ltd.(56)	12,709	*	12,709	—	—
Roberta Louise Beiser, Trustee of the Roberta Beiser Alter Ego Trust	12,430	*	12,430	—	—
Trevor Wilson	12,334	*	12,334	—	—
Gold Bar Investments Ltd.	12,171	*	12,171	—	—
Dantsker Family Trust, Dated September 16, 2016	12,158	*	12,158	—	—
David Zelmer**	11,852	*	11,852	—	—
Ian Gregory**	11,788	*	11,788	—	—
Teresa Lynn Christopher**	11,763	*	11,763	—	—
University of British Columbia(57)	11,443	*	11,443	—	—
Vell & Associates, Inc.(58)	10,810	*	10,810	—	—
Lisa Tyler Kiebler	10,088	*	10,088	—	—
Tony Leung	9,771	*	9,771	—	—
B.J.S. Holdings Ltd.(61)	9,551	*	9,551	—	—
Patricia DuMont	9,177	*	9,177	—	—
Cam Le Huynh**	9,083	*	9,083	—	—
Christopher L. Schaffer and Dorothy L. Schaffer(62)	8,985	*	8,985	—	—
Evaleen Jaager Roy**	8,896	*	8,896	—	—
Loren Swenson	8,896	*	8,896	—	—
Pierre Paul Roy**	8,896	*	8,896	—	—
Victor V. Boksha	8,896	*	8,896	—	—
Davy Chang	8,848	*	8,848	—	—
James King	8,820	*	8,820	—	—

Kevin Huscroft	8,692	*	8,692	—	—
Jim Cameron**	8,366	*	8,366	—	—
Colin Jang Holdings Inc.**	8,199	*	8,199	—	—
Keith Gillard**	8,199	*	8,199	—	—
Fidelitas West Investments Ltd.**	7,931	*	7,931	—	—
Avram Eisner	7,506	*	7,506	—	—
Harold Hodgson**	7,097	*	7,097	—	—
John Rybinski	7,097	*	7,097	—	—
Amandah Delain	6,843	*	6,843	—	—
Christopher Chatten	6,843	*	6,843	—	—
Daryl Johannesen**	6,843	*	6,843	—	—
Jeffery Lando	6,843	*	6,843	—	—
Kathleen M. Cameron**	6,843	*	6,843	—	—
Kayvon Besharat	6,843	*	6,843	—	—
Nelson G.D. Borch	6,843	*	6,843	—	—
Seclan Investments Limited	6,655	*	6,655	—	—
Alexander Maassen van den Brink	6,583	*	6,583	—	—
Allan Laird**	6,274	*	6,274	—	—
Thomas Mahon**	6,153	*	6,153	—	—
Yanbo Xue	6,027	*	6,027	—	—
Robert Israel**	5,550	*	5,550	—	—
Miles Steininger**	5,515	*	5,515	—	—
Andrew S. Wright**	5,474	*	5,474	—	—
Colin C. Harris	5,474	*	5,474	—	—
Gregory D. Aasen	5,474	*	5,474	—	—
Keith Wales**	5,474	*	5,474	—	—
Laurence J. Wallace	5,474	*	5,474	—	—
Jose Toyod	5,383	*	5,383	—	—
Dayna Forsyth	5,337	*	5,337	—	—
Douglas F. Robinson**	5,334	*	5,334	—	—
Jordan Harbord**	5,161	*	5,161	—	—
Stephen Face	4,977	*	4,977	—	—
Elena Tolkacheva**	4,928	*	4,928	—	—
Karen Parrish	4,448	*	4,448	—	—
Mark Furtney	4,448	*	4,448	—	—
Christi Amend	3,974	*	3,974	—	—
Moein Owhadi Karewshk	3,669	*	3,669	—	—
Adam Douglass	3,614	*	3,614	—	—
Ali Rouhi	3,558	*	3,558	—	—
Jun Cai	3,535	*	3,535	—	—
Eeva Kaarina Korhonen	3,421	*	3,421	—	—
Jacques J.M. Shore**	3,421	*	3,421	—	—
Dominic Walliman	3,370	*	3,370	—	—
Ho-Ting Tong	3,352	*	3,352	—	—
Patricia Huscroft	2,918	*	2,918	—	—

Morgan Sturdy	2,737	*	2,737	—	—
Chunqing Deng	2,728	*	2,728	—	—
Hemant Pawar**	2,668	*	2,668	—	—
Roslynn Drewitt	2,668	*	2,668	—	—
Pharos Capital Inc.(61)	2,611	*	2,611	—	—
Jill Donaldson	2,471	*	2,471	—	—
Michael David Coury	2,135	*	2,135	—	—
Ann Michelle Costa	2,046	*	2,046	—	—
Arnold Vargas	2,001	*	2,001	—	—
Christian Boily	1,886	*	1,886	—	—
Anthony Przybysz	1,855	*	1,855	—	—
Adriana Ocampo	1,779	*	1,779	—	—
Erin Chapple	1,779	*	1,779	—	—
Peter Love	1,779	*	1,779	—	—
Wal van Lierop**	1,779	*	1,779	—	—
Juli Hall	1,722	*	1,722	—	—
William Ou	1,621	*	1,621	—	—
Luke Paulson	1,423	*	1,423	—	—
Universite de Sherbrooke(62)	1,423	*	1,423	—	—
Michael Sherman	1,370	*	1,370	—	—
Dona Patikiriarachchiv	1,292	*	1,292	—	—
Florin Cioata**	1,281	*	1,281	—	—
Paulo Branco	1,251	*	1,251	—	—
Tomas Cirip	1,245	*	1,245	—	—
Jason Work	1,138	*	1,138	—	—
Daniel Lidar	1,080	*	1,080	—	—
Maggie Wang	1,067	*	1,067	—	—
Paula Gil	1,023	*	1,023	—	—
Aleksandar Tegzes	1,000	*	1,000	—	—
Christine Bergeron	889	*	889	—	—
Igor Pavlov	889	*	889	—	—
Kai Fan Tang	889	*	889	—	—
Tak Ying Catherine Lau**	787	*	787	—	—
Colin Truncik	778	*	778	—	—
Simran Preet Kaur	713	*	713	—	—
Walter Vinci	711	*	711	—	—
Brock Wilson**	635	*	635	—	—
Varun Jain	556	*	556	—	—
William Ian Andrew Gable	533	*	533	—	—
Alexey Ustinov**	444	*	444	—	—
Marc Christiaan van der Woerd	439	*	439	—	—
Kiumars Kaveh	355	*	355	—	—
Shelley Bubb**	355	*	355	—	—
Amar Kamdar	266	*	266	—	—
Douglas Bruce Jelstad	249	*	249	—	—

Craig Abbott	177	*	177	—	—
Marcel Franz	177	*	177	—	—
Roxana Taheri	177	*	177	—	—
Samira Mapara	177	*	177	—	—
Scott Tearle	177	*	177	—	—
Tim Havel	158	*	158	—	—
Jeremy P. Hilton	44	*	44	—	—
David Klitz	17	*	17	—	—
__________________
*less than one percent.
+Current or former Director or Executive Officer of D-Wave Quantum Inc.
**Includes Common Shares underlying Exchangeable Shares.
±Includes Common Shares underlying D-Wave Options held by current or former employee or director of D-Wave Systems Inc., D-Wave Quantum Inc. or an affiliate of D-Wave Systems Inc.
†Includes Common Shares underlying D-Wave Warrants.
(1)Consists of Common Shares and Common Shares underlying Exchangeable Shares held of record by the Public Sector Pension Investment Board (“PSP”). PSP is a Canadian Crown corporation with a share capital created by a special act of Legislature in Canada on September 14, 1999. All the shares of PSP are held by the President of Treasury Board on behalf of his Majesty in Right of Canada, in accordance with the PSP Act. Deborah K. Orida, the CEO of PSP, has authority to vote and dispose of the shares held by PSP. The business address for PSP is 1250 René-Lévesque Boulevard West, Suite 1400, Montréal, Québec, Canada H3B 5E9. On September 26, 2022, D-Wave Quantum and PSP entered into the PSP Side Letter Agreement.
(2)Includes Common Shares of which each of CDPM Sponsor Group, LLC, or the Sponsor, and the Emil Michael Living Trust dated 7/28/2017 (the “Trust”) were the record holder immediately after the Transaction and 11,633,061 Common Shares underlying Warrants issued to the Sponsor in the Transaction in exchange for Private Warrants, which Warrants are exercisable commencing on September 4, 2022. As of the date of the Transaction, Mr. Michael was the manager of the Sponsor and the trustee of the Trust, and as such had voting and dispositive power over the securities held by the Sponsor and the Trust and may be deemed to have beneficial ownership of such securities. Mr. Michael disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.
(3)Consists of Common Shares held of record by BDC Capital Inc. (“BDC”). BDC is a wholly-owned subsidiary of the Business Development Bank of Canada which is itself wholly-owned by the federal government of Canada. Jerôme Nycz, Executive Vice-President, BDC, and Karl Reckziegel, Senior Vice-President, Direct Investments, BDC, have authority to vote and dispose of the shares held by BDC Capital. The business address of the foregoing persons is 5 Place Ville Marie, Suite 300, Montreal Quebec (Canada) H3B 5E7.
(4)Consists of Common Shares held by Broad Street Principal Investments, L.L.C. (7,234,875 Common Shares), Bridge Street 2014, L.P. (294,912 Common Shares), Stone Street 2014 Holdings, L.P. (194,048 Common Shares), MBD 2014, L.P. (97,147 Common Shares), and 2014 Employee Offshore Aggregator, L.P. (118,164 Common Shares) (collectively, the “GS Entities”). The GS Entities purchased securities of D-Wave Systems Inc. (in exchange for which they subsequently received Common Shares pursuant to the Transaction) or Common Shares, as applicable, in the ordinary course of business, and at the time of purchase of such securities, the GS Entities had no agreements or understandings, directly or indirectly, with any person to distribute the Common Shares. Goldman Sachs & Co. LLC, or GS, is a wholly owned subsidiary of The Goldman Sachs Group, Inc., or GSG. Affiliates of GSG are the general partner, managing general partner or investment manager, as applicable, of the GS Entities. Each of GS and GSG disclaims beneficial ownership of the equity interests and the shares described above held directly or indirectly by the GS Entities, except to the extent of their pecuniary interest therein, if any. The address of each of the GS Entities, GS and GSG is 200 West Street, New York, NY 10282.
(5)The business address of Celestial Successor Fund, L.P. is 530 E. 90TH ST., Suite #4D, New York, NY, 10128.
(6)Social Value Creation Fund LLC is 99% owned by NEC Corporation. The business address of such persons is Ugland House, South Church Street, PO Box 309,Grand Cayman, KY1-1104.
(7)Consists of Exchangeable Shares held of Record by VPL Investments Inc. and VPL Ventures (VCC) Inc. The business address of such persons is 750-1333 West Broadway, Vancouver, BC, V6H 4C2, Canada.
(8)The business address of Amazon.com NV Investment Holdings LLC is c/o Amazon.com, Inc., P.O. Box 81226, Seattle, WA 98108-1226.
(9)Consists of Common shares held of record by Draper Associates VI, L.P. and Draper GC Partners, LLC. The business address for such entities is 55 East 3rd Avenue, San Mateo, CA, 94401.
(10)Consists of Common Shares held of record by Roytor & Co. for the benefit of (i) Fidelity Canadian Growth Company Fund, (ii) Fidelity Canadian Growth Company Fund A/C F9CN, (iii) Fidelity Special Situations Fund and (iv) Fidelity True North Fund A/C F9EJ. The business address of such persons is 483 Bay Street, North Tower, Suite 300, Toronto, ON, M5G 2N7, Canada.
(11)The business address of BC Tech Fund Limited Partnership is 1055 West Hastings Street, Suite 1700, Vancouver, BC, V6E 2E9, Canada.
(12)The business address of Astrolink International LLC is 6801 Rockledge Drive, Bethesda, MD 20817.
(13)The business address of 180 Degree Private Holdings, LLC is 1555 N Rivercenter Dr Ste 302, Milwaukee, WI, 53212.
(14)Consists of Common Shares held of record by bcIMC Private Placement (2003) Investment Corporation and bcIMC (WCBAF) Private Placement Investment Corporation (collectively, “bcIMC Entities”). The address of each of the bcIMC Entities is 2940 Jutland Road, # 301, Victoria, BC, V8T 5K6, Canada.
(15)The business address of Harvest Limited is c/o KPMG, Portico Building, Marina Street. Pieta, PTA 4904, Malta.
(16)Consists of Exchangeable Shares held of record by Kensington D-Wave Partnership, L.P. and Kensington Private Equity Fund. The business address of such persons is 95 St. Clair Avenue West, Suite 905, Toronto, ON, M4V 1N6, Canada.
(17)The business address of Pender Private Investments Inc. is 2600 - 1055 West Georgia Street, Vancouver, BC, V6E 3R5, Canada.
(18)The business address of In-Q-Tel, Inc. is 2107 Wilson Boulevard, 11th Floor, Arlington, VA, 22201.

(19)Consists of Common Shares held of record by YA II PN, LTD., a Cayman limited company. Yorkville Advisors Global, LP is the Investment Manager to YA II PN, LTD. Mark Angelo is the control person of Yorkville Advisors Global, LP.
(20)The business address of Creekstone Investments, LLC is 11444 W Olympic Blvd., FL 11, Los Angeles, CA, 90061.
(21)The business address of Explore Investments LLC is PO Box 94314, Seattle, WA, 98124
(22)Consists of Common Shares held of record by Emerging Company Partners LLC, an entity controlled by Steven M. West and Common Shares underlying D-Wave Options.
(23)The business address of British Columbia Discovery Fund (VCC) Inc. is 570 - 1285 West Pender Street, Vancouver, BC, V6E 4B1, Canada.
(24)The business address of A Faire Aujourd’hui Inc. is 45 Charles Street East, Suite 702, Toronto, ON, M4Y 1S2, Canada.
(25)The business address of Chillchur Management Ltd. is 2225 Folkstone Way, West Vancouver, BC, V7S 2Y6, Canada.
(26)The business address of Jayvee & Co. ITF Pender Growth Fund (VCC) Inc. is Jayvee & Co. c/o CIBC Mellon, 320 Bay Street, Toronto, ON, M5H 4A6, Canada.
(27)The business address for Coopers Park Corporation is 208 West 1st Avenue, Vancouver, BC, V5Y 3T2, Canada.
(28)The business address of OpenCapital Investments Ltd. is 745 Thurlow Street, Suite 2400, Vancouver, BC, V6E 0C5, Canada.
(29)The business address of Northern Pacific Securities Company Ltd. is 404 - 1199 West Hastings Street, Vancouver, BC, V6E 3T5,Canada.
(30)The business address of Britannia Capital Ltd. is 501 Cleveland Crescent SE, Suite 160, Calgary, AB, T2G 4R8, Canada.
(31)Consists of Common Shares held of record by Donald J. Listwin, the Hunter Arey Listwin Trust and the Chelsea Ayn Grace Listwin Trust. Mr. Listwin is the trustee of both the Hunter Arey Listwin Trust and the Chelsea Ayn Grace Listwin Trust.
(32)Includes Common Shares held of Record by Margot Michele Farris, as trustee of the Donald MacKenzie Farris Revocable Trust, dated July 12, 2012.
(33)Includes Exchangeable Shares held of record by the Michael J. Brown Alter Ego Trust #1, for which Michael J. Brown is the trustee.
(34)The business address of Montrose Development Ltd., Suite 910 - 675 West Hastings Street, Vancouver, BC, V6B 1N2, Canada.
(35)The business address of Boardwalk Ventures Inc. is Suite 2600, Three Bentall Centre, P.O. Box 49314, 595 Burrard Street, Vancouver, BC, V7X 1L3, Canada.
(36)Consists of Common Shares held of record by Venture Lending & Leasing IV, LLC, Venture Lending & Leasing V, LLC, Venture Lending & Leasing VI, LLC and Venture Lending & Leasing VII, LLC. The business address of such persons is 104 La Mesa Drive, Suite 102, Portola Valley, CA, 94028.
(37)The business address of Peter Diamandis is c/o CDPM Sponsor Group, LLC, 382 NE 191st St. # 24148, Miami, FL, 33179-3899.
(38)The business address of GAP Technology Holding B.V. is Würmstrasse 16, Stockdorf, 82131, Germany.
(39)The business address of Minor Capital (VCC) Ltd. Is 28 Tawny Place, Victoria, BC, V8Z 0C3, Canada.
(40)The business address of Denmark West is c/o CDPM Sponsor Group, LLC, 382 NE 191st St. # 24148, Miami, FL, 33179-3899.
(41)The business address of Desiree Gruber is c/o CDPM Sponsor Group, LLC, 382 NE 191st St. # 24148, Miami, FL, 33179-3899.
(42)Consists of Common Shares held of record by Sofreh Capital LP. Shervin Pishevar is the managing partner of Sofreh Capital LP. The business address of such persons is 382 NE 191 Street, #24148, Miami, FL, 33179.
(43)The business address of Higher Ground Fund Advisors Limited is Hilgrove House, 10 Hilgrove Street, St. Helier, Jersey, JE2 45L, United Kingdom.
(44)The business address of TSFV Holdings II, LLC is c/o CDPM Sponsor Group, LLC, 382 NE 191st St. # 24148, Miami, FL, 33179-3899.
(45)The business address of Wendi Murdoch is c/o CDPM Sponsor Group, LLC, 382 NE 191st St. # 24148, Miami, FL, 33179-3899.
(46)The business address of DB Rix Holdings Ltd. is 101 - 4606 Canada Way, Burnaby, BC, V5G 1K5, Canada.
(47)The business address of Archimedes Capital LLC is 543 West Crescent Drive, Palo Alto, CA, 94301.
(48)Consists of Common Shares held of record by Shelley Galbraith, in trust for Megan Galbraith and Shelley Galbraith, in trust for Sarah Galbraith.
(49)The business address of Betsy Atkins is c/o CDPM Sponsor Group, LLC, 382 NE 191st St. # 24148, Miami, FL, 33179-3899.
(50)The business address of H4 Strategies, LLC is c/o CDPM Sponsor Group, LLC, 382 NE 191st St. # 24148, Miami, FL, 33179-3899.
(51)The business address of Marpet Capital, LLC is c/o CDPM Sponsor Group, LLC, 382 NE 191st St. # 24148, Miami, FL, 33179-3899.
(52)The business address of Holland Park Global Investment Fund is c/o Tellus Investment Partners LLP, The Plaza U3.15, 535 King’s Road, London, SW10 0SZ, United Kingdom.
(53)The business address of Inwest Investments Ltd. Is 2650 Park Place, 666 Burrard Street, Vancouver, BC, V6C 2X8, Canada.
(54)The business address of Permez Ltd. is Box 54, 400 - 3rd Avenue SW, Calgary, AB, T2P 4H2, Canada.
(55)The business address of 408198 B.C. Ltd. is Suite 2200, 885 West Georgia Street, Vancouver, BC, V6C 3E8, Canada.
(56)The business address of Raymond James Ltd. is Suite 2200, 925 West Georgia Street, Vancouver, BC, V6C 3L2, Canada.
(57)The business address of University of British Columbia is IRC Room 331, 2194 Health Sciences Mall, Vancouver, BC, V6T 1Z3, Canada.
(58)The business address of Vell & Associates, Inc. is 888 Worcester Street, Ste 30, Wellesley, MA, 02482.
(59)The business address of B.J.S. Holdings Ltd. is 31 Place Richelieu, Montreal, QC, H3G 1E8, Canada.
(60)Consists of Common Shares held of record by Christopher L. Schaffer and Dorothy L. Schaffer, as co-trustees of the Schaffer Revokable Trust.
(61)The business address of Pharos Capital Inc. is 3741 West 35th Avenue, Vancouver, BC, V6N 2N6, Canada.
(62)The business address of Universite de Sherbrooke is 2500 Boul. de l’Universite, Sherbrooke, QC, J1K 2R1, Canada.
Material Relationships with Certain Selling Securityholders
None of the Selling Securityholders have, or within the past three years have had, any position, office or material relationship with us or any of our predecessors or affiliates, except as follows:
•Alan Baratz is the Chief Executive Officer and President of the Company;
•John Markovich is the Chief Financial Officer of the Company;

•Emil Michael is a director of the Company, and was previously the manager of the Sponsor and the chairman of the board of directors and Chief Executive Officer of DPCM Capital, Inc. (“DPCM” or the “SPAC”). See "DPCM Founder Shares" below for additional information;
•Victoria Brydon is the former Chief People Officer of the Company; and
•Steven West is the Chairman of the Board of Directors of the Company.
DPCM Founder Shares
As of immediately prior to the Merger, there were 7,500,000 Founder Shares issued and outstanding, 7,252,500 of which were held by the Sponsor and the remaining 247,500 Founder Shares were held by other Initial Stockholders. Immediately prior to Closing, the Sponsor forfeited 4,484,425 of its 7,252,500 Founder Shares, as a result of which, upon Closing and as a result of the Merger, the remaining 3,015,575 Founder Shares were converted into 3,015,575 Common Shares on a one for one basis. The Initial Stockholders, subject to limited exceptions, agreed not to transfer, assign or sell any of the Common Shares received in exchange for their Founder Shares until August 5, 2023, the date that is one year after the completion of the Merger.
Private Warrants
On November 30, 2020, simultaneously with the closing of the DPCM IPO, DPCM completed the private sale of an aggregate of 8,000,000 warrants, or the Private Warrants, to the Sponsor at a purchase price of $1.00 per Private Warrant, generating gross proceeds to DPCM of $8,000,000.
Following the Transaction, each former Private Warrant is exercisable for 1.4541326 Common Shares. Such Warrants are non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
The Sponsor and DPCM’s former officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of the Warrants received in exchange for their Private Warrants until September 4, 2022, the date that is 30 days after the completion of the Transaction.
Venture Loan and Security Agreement
On March 3, 2022, D-Wave entered into the Venture Loan Agreement, by and between the Borrowers and PSPIB, as the lender. PSPIB is an affiliate of PSP, a significant shareholder of D-Wave and a beneficial owner of greater than 5% of D-Wave Quantum’s capital stock. Under the Venture Loan Agreement, term loans in an aggregate principal amount of $25.0 million were available to the Borrowers in three tranches, subject to certain terms and conditions.
The first tranche in an aggregate principal amount of $15.0 million was advanced on March 3, 2022. Subject to certain terms and conditions being satisfied, the second tranche in an aggregate principal amount of $5.0 million was available to D-Wave prior to June 30, 2022 and the third tranche in an aggregate principal amount of $5.0 million was available to D-Wave prior to November 15, 2022.
The term loans under the Venture Loan Agreement bore interest at a rate equal to the greater of either (i) the Prime Rate (as reported in The Wall Street Journal) plus 7.25%, and (ii) 10.5%. Interest on the outstanding advances was payable monthly, on the first business day of each calendar month through the earliest of December 31, 2022 and the closing of the Transaction (the “Maturity Date”).
D-Wave was to pay a final payment fee of 5.0% of the aggregate amount of the term loans made under the Venture Loan Agreement on the earliest of (i) the Maturity Date; (ii) the date that D-Wave prepays all of the outstanding aggregate principal amount in full, or (iii) the date the loan payments are accelerated due to an event of default (as defined in the Venture Loan Agreement). In connection with any prepayment of less than all of the outstanding principal balance of the loans, D-Wave was to pay PSPIB an amount equal to five percent of the principal balance of the loans being prepaid.

The Venture Loan Agreement was secured by a first-priority security interest in substantially all of the Borrowers’ assets and contained certain operational covenants. The debt under the Venture Loan Agreement was fully repaid upon consummation of the Merger and the Venture Loan Agreement was discharged on such date.
On August 5, 2022, D-Wave repaid the Venture Loan including accrued interest totaling $20.8 million. In addition to the $20.8 million, D-Wave paid a $1.0 million final payment fee to PSPIB.
Promissory Notes
On February 28, 2022, an affiliate of DPCM entered into an unsecured promissory note of up to $1.0 million with the Sponsor (the “Affiliate Note”). The purpose of the Affiliate Note was to provide DPCM with additional working capital. All amounts drawn on the Affiliate Note were provided directly to DPCM. The Affiliate Note is not convertible and bears no interest. The principal balance of the Affiliate Note was originally due and payable upon the earlier of the date on which DPCM consummates its initial business combination, or the date that the winding up of DPCM is effective.
In connection with the Merger, the Affiliate Note was assumed by D-Wave. Pursuant to the Affiliate Note’s most recent amendment, effective as of February 24, 2023, the principal balance was payable in four equal installments on April 30, 2023, June 30, 2023, August 31, 2023, and October 31, 2023. As of April 1, 2024, the Affiliate Note had been repaid in full.
On April 13, 2022, DPCM entered into an unsecured promissory note of up to $1.0 million with the Sponsor (the “DPCM Note”). The purpose of the DPCM Note was to provide DPCM with additional working capital. All amounts drawn on the DPCM Note were provided directly to DPCM. In connection with the Merger, the DPCM Note was assumed by D-Wave. The DPCM Note is not convertible and bears no interest. Pursuant to the DPCM Note’s most recent amendment, effective as of February 22, 2023, the principal balance was payable in four equal installments of $55,000 each on April 30, 2023, June 30, 2023, August 31, 2023, and October 31, 2023. As of April 1, 2024, the DPCM Note had been repaid in full.
The execution of the amended and restated Affiliate Note and the amended and restated DPCM Note are related party transactions as these notes are payable to affiliates of D-Wave.
PIPE Financing
Concurrently with the execution of the Transaction Agreement, the PIPE Investors entered into the PIPE Subscription Agreements, pursuant to which, among other things, each PIPE Investor subscribed to and agreed to purchase on the Closing Date, and D-Wave  agreed to issue and sell to each such PIPE Investor on the Closing Date, the number of Common Shares equal to the purchase price set forth therein, divided by $10.00 and multiplied by the Exchange Ratio, in each case, on the terms and subject to the conditions set forth therein. The table below sets forth the number of Common Shares purchased by D-Wave Quantum’s related parties in the PIPE Financing:

Stockholder	Common Shares	Total Purchase Price
Public Sector Pension Investment Board (“PSP”) (1)	4,362,397	$30,000,000
Goldman Sachs & Co. LLC (2)	727,066	$5,000,000
Emil Michael(3)	36,353	$250,000
__________________
(1)PSP beneficially owned more than 5% of D-Wave Quantum’s capital stock as of the Closing Date.
(2)Goldman Sachs & Co. LLC beneficially owned more than 5% of D-Wave Quantum’s capital stock as of the Closing Date.
(3)Emil Michael is a member of the D-Wave’s board of directors.
PSP Side Letter Agreement
On September 26, 2022, the Company and PSP entered into the PSP Side Letter Agreement pursuant to which PSP agreed that for so long as PSP beneficially owns, directly or indirectly, Common Shares and Exchangeable Shares representing 50% or more of the rights to vote at a meeting of the stockholders of the Company, whether directly or indirectly, including through any voting trust (i) PSP will not exercise the voting rights attached to any of such shares that would result in PSP voting, whether directly or indirectly, including through any voting trust, more than 49.99% of the voting interests eligible to vote at any meeting of the stockholders of the Company and (ii) PSP will vote such shares in favor of the election of the directors that are nominated by the Company’s Board of Directs or a duly authorized committee thereof. Given that, as of the Record Date, PSP owns less than 50% of our Common Shares and Exchangeable Shares, the PSP Side Letter Agreement currently has no impact on PSP's ability to vote its shares.
Loan and Security Agreement
On April 13, 2023 (the “Loan Closing Date”), the Company, as borrower, and certain Company’s subsidiaries as Guarantors (as defined in the Loan Agreement) (collectively, the “Loan Parties”), entered into a $50 million Loan and Security Agreement with PSPIB, as lender and collateral agent (the “Term Loan”). The first two tranches of the Term Loan, each amounting to $15.0 million in principal, were advanced to D-Wave on April 14, 2023 and July 13, 2023, respectively. The third tranche, amounting to $20.0 million in principal, has not yet been advanced and is subject to certain terms and conditions. The Term Loan provides for an initial advance of $15.0 million, which was advanced on April 14, 2023, and two subsequent advances of $15.0 million and $20.0 million respectively, with each subsequent advance being subject to certain terms and conditions.
The Term Loan is secured by a first-priority security interest in substantially all of the Loan Parties’ assets, contains certain operational and financial covenants, and matures on March 31, 2027.
Each advance under the Term Loan is subject to a 2.0% drawdown fee and bears interest on a monthly basis, at the discretion of the Company, at either (i) 10% payable in cash, or (ii) 11% payable in kind.
Upon the repayment or prepayment of all or a portion of the Term Loan, there is a premium payment due that is equal to 3% of the amount of the Term Loan repaid/prepaid prior to the first anniversary of the Loan Closing Date, 2% of the amount of the Term Loan repaid/prepaid after the first anniversary of the Loan Closing Date and on or prior to the second anniversary of the Loan Closing Date, 1% of the amount of the Term Loan repaid/prepaid after the second anniversary of the Loan Closing Date but on or prior to the third anniversary of the Loan Closing Date, with no premium payment due after the third anniversary of the Loan Closing Date.
As of April 10, 2024, the entirety of the initial and second advances totaling $30.0 million is outstanding and no principal or interest has yet been paid.

PLAN OF DISTRIBUTION
The Selling Securityholders, which as used here includes donees, pledgees, transferees or other successors-in-interest selling Warrants, Common Shares or interests in Common Shares received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their Warrants, Common Shares or interests in Common Shares on any stock exchange, market or trading facility on which the Warrants or Shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Selling Securityholders  may use any one or more of the following methods when disposing of Warrants, Common Shares or interests therein:
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for their account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;
•a combination of any such methods of sale; and
•any other method permitted by applicable law.
The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the Warrants or Common Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Warrants or Common Shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the Warrants or Common Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
In connection with the sale of our Warrants, Common Shares or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Warrants or Common Shares in the course of hedging the positions they assume. The Selling Securityholders may also sell Warrants or Common Shares short and deliver these securities to close out their short positions, or loan or pledge the Warrants or Common Shares to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Warrants or Common Shares offered by this prospectus, which Warrants or Common Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Warrants or Common Shares to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants.
The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the Common Shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act.
Any discounts, commissions, concessions or profit they earn on any resale of the Common Shares may be underwriting discounts and commissions under the Securities Act. Selling Securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.
In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.
To the extent required, the Warrants or Common Shares to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In order to comply with the securities laws of some states, if applicable, the Warrants or Common Shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Warrants or Common Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Warrants or Common Shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the Selling Securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Warrants or Common Shares offered by this prospectus.
We have agreed with the Selling Securityholders to keep the registration statement of which this prospectus constitutes a part effective until all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or the securities have been withdrawn.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8–K:
•The Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on March 29, 2024;
•Our Current Reports on Form 8-K as filed with the SEC on January 17, 2024, February 2, 2024, February 8, 2024, February 12, 2024, and March 4, 2024; and
•The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A, filed with the SEC on August 5, 2022, as updated by the description of capital stock contained in Exhibit 4.2 to Amendment No. 1 to the Annual Report on Form 10-K/A for the year ended December 31, 2022, filed with the SEC on March 15, 2024.
In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. In addition, all reports and other documents filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We will provide, without charge, to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus but not delivered with the prospectus, including any exhibits to such documents that are specifically incorporated by reference in those documents.
Please make your request by writing or telephoning us at the following address or telephone number:
D-Wave Quantum Inc.
2650 East Bayshore Road,
Palo Alto, CA 94303
Attention: Dr. Alan Baratz
Telephone: (604) 630-1428

WHERE YOU CAN FIND MORE INFORMATION
We are currently subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the SEC. Our SEC filings will also be available to you on the SEC’s website at http://www.sec.gov. We have filed with the SEC a registration statement on Form S–3 under the Securities Act for the shares of Common Shares being offered by the Selling Securityholders. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits that were filed with the registration statement. Anyone may obtain the registration statement and its exhibits and schedules from the SEC as described above.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website at www.dwavesys.com/investors. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.
LEGAL MATTERS
The validity of the Common Shares offered through this prospectus has been passed upon for D-Wave by Akerman LLP, Miami, Florida.
EXPERTS
The consolidated financial statements of D-Wave Quantum Inc. as of December 31, 2023 and for the year then ended incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance on the report of Grant Thornton LLP, independent registered public accounting firm, upon the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of D-Wave Quantum Inc. as of December 31, 2022 and for the year then ended incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.